                                                                 EXHIBIT 10.1 TO
                                                          REGISTRATION STATEMENT
                                                                     ON FORM S-4

                              EMPLOYMENT AGREEMENT
                              (Charles A. Laverty)

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the      day of
            , 1994 by and between Coram Healthcare Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter "Company"), and Charles A. Laverty (hereinafter "Employee").

                                    RECITALS

     WHEREAS, Employee is the President, Chairman of the Board, and Chief Executive Officer of CURAFLEX Health Services, Inc. ("CURAFLEX"), a corporation organized and existing under the laws of the State of Delaware; and

     WHEREAS, as a result of a merger and corporate restructuring by and among CURAFLEX, HealthInfusion, Inc., T2 Medical, Inc., and Medisys, Inc. (the "Merger"), CURAFLEX will become, as of the Effective Date, as defined herein, a wholly owned subsidiary of the Company; and

     WHEREAS, Company desires to provide for the employment of Employee in the capacity of Senior Executive Vice President; and

     WHEREAS, Employee desires to be assured of a secure minimum compensation and to be protected in the event of a change of control or ownership of the Company.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. During the Term (as defined below), Company does hereby employ Employee, and Employee does hereby accept employment, as the Senior Executive Vice President of the Company. Employee shall report only to James Sweeney as Chairman of the Board of the Company or any successor Chairman of the Board. Employee shall have only such duties and responsibilities as are mutually agreed to by Employee and the Company from time to time.

     During the Term, the Company shall use its best efforts to cause Employee to be elected as a voting member of the Company's Board.

     2. Effective Date -- Term. The term of this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year (the "Term"). The term "Effective Date" shall mean the Effective Time, as defined in the Agreement and Plan of Merger (the "Merger Agreement"), dated February 6, 1994, by and among the Company, CURAFLEX, CHS Acquisition Company, HealthInfusion, Inc., HII Acquisition Company, Medisys, Inc., MI Acquisition Company, T2 Medical, Inc. and T2 Acquisition Company. In the event that the Merger Agreement is terminated pursuant to the terms of the Merger Agreement prior to the Effective Date, then this Agreement shall be deemed null and void, ab initio.

     3. Compensation and Benefits. In consideration for the services Employee shall render under this Agreement, Employee shall be entitled to receive the following compensation and benefits at Company's sole expense:

          (a) Salary. Employee's annual salary ("Base Salary") for the one (1) year period after the Effective Date shall be four hundred fifty thousand dollars ($450,000), payable bi-weekly in accordance with Company's regular paydays.

          (b) Incentive Compensation. In addition to the Base Salary, Employee shall also be eligible to receive annual incentive compensation ("Incentive Compensation") in an amount up to a maximum of one hundred percent (100%) of Employee's Base Salary, such Incentive Compensation to be calculated

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

         based upon certain performance criteria to mutually agreed upon by Employee and the Company prior to the Effective Date. Such Incentive compensation shall be payable in cash.

     (c) Relocation Expenses. In the event that Company requires Employee to relocate his primary residence to a new location, Employee shall be reimbursed in full for all fees, costs, and expenses incurred in connection with such relocation. Such fees, costs, and expenses shall include, but are not limited to, all costs associated with Employee's sale of his current primary residence, costs associated with the purchase of a new primary residence (such as broker's commissions and other similar costs), costs associated with temporary residences, and transportation and moving expenses. With respect to the sale of Employee's permanent residence, it is specifically agreed that Company will pay all costs and expenses, including mortgage payments, taxes, and other expenses, after the effective date of relocation until Employee closes a sale of the primary residence he is selling so long as Employee actively attempts to sell such residence through a qualified broker at a fair market offering price. In addition, in the event the primary residence being sold, pursuant to a good faith arms-length transaction, is sold for an amount less than the original purchase price of such residence paid by Employee, in addition to any improvements made by Employee, such that Employee suffers a financial loss on such sale, Company shall reimburse Employee the full amount of such loss.

     (d) Benefits.

             (1) Vacation. Employee shall be entitled to twenty-five (25) days per year of paid vacation. Such vacation time shall not be cumulative, so that vacation time not taken in one year may not be carried forward and used in any subsequent year.

             (2) Health Benefits. During the Term, Employee shall be entitled to health insurance, including immediate coverage for himself and his eligible dependents, as provided by Company for its executive personnel in accordance with its group health insurance plan coverage, and life insurance as generally provided by Company for its executive personnel. In addition, Company shall reimburse Employee for medical and dental expenses for himself and his eligible dependents which are not covered by Company's group health insurance programs or will reimburse Employee the cost of procuring supplemental medical and dental insurance coverage, in an aggregate amount not to exceed
        dollars ($          ) per year.

             (3) Disability Benefits. During the Term, Company shall provide Employee with long-term disability insurance providing coverage equal to Employee's Base Salary at the time of any event of disability as defined in such policy.

             (4) Life Insurance. During the Term, Company shall pay or reimburse, as the case may be, Employee such amount as is necessary for Employee to maintain a life insurance policy with coverage in the amount of two million five hundred thousand dollars ($2,500,000). Employee shall be responsible for obtaining such insurance and determining the type of policy and amounts of coverage. In the event that Employee's employment by Company is terminated prior to the time the policy is fully paid, Company shall have no further obligation to reimburse Employee for premium payments, except as may be provided for elsewhere herein. Employee shall designate the beneficiary(ies) of such policy, and title to such policy shall be held by Employee during the term of this Agreement and following termination or expiration of this Agreement.

          (e) Stock Ownership and Stock Options. All stock options of the Employee granted by CURAFLEX prior to the Effective Date shall be treated as set forth in Section 7.8 of the Merger Agreement.


          In addition, on December 1, 1994, Employee will be granted an option to purchase one hundred thousand (100,000) shares of the Company's common stock; provided, that he has not voluntarily terminated his employment with the Company prior to such date. The exercise price for such shares shall be the closing price of the Company's common stock on the date the option is granted (the "Exercise Price"). Such option shall be fully vested as of the Effective Date and may be exercised at any time before the expiration of ten (10) years from the Effective Date. The Exercise Price to be paid at the time of exercise may be paid in cash or in shares of the Company's common stock having a fair market value on the date of exercise equal to such Exercise Price, or in a combination of cash and such shares, and may

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

         be effected in whole or in part with monies received from Company at the time of exercise as a compensatory payment.

          The provisions of this Paragraph shall be effective only in the event that shares of the Company's common stock are not publicly traded on a national securities exchange or NASDAQ at the time Employee's estate exercises its repurchase option hereunder. In the event of Employee's death while he is employed by the Company or within twelve (12) months following termination of his employment, Employee's estate shall have the right, but not the obligation, to sell to the Company, and the Company shall have the obligation to purchase, Employee's options for up to one hundred thousand (100,000) shares or the shares underlying the options granted hereunder (in the event said options have been exercised). Employee's estate shall have the right to cause such repurchase by the Company at any time during the twelve (12) month period subsequent to Employee's death. The price to be paid by the Company shall be market price of the Company's common stock on the date the Employee's estate requests in writing that the Company repurchase such shares or options (the "Repurchase Price"). In the case of shares represented by unexercised options, the Exercise Price shall be deducted from the Repurchase Price paid to the employee's estate. Company shall purchase and maintain during the period of Employee's employment with the Company, and for twelve (12) months following termination of his employment with the Company, term life insurance covering Employee in an amount not less than the amount necessary to fund the above-described purchase by the Company from employee's estate, and the proceeds of which shall in fact be used as necessary to fund the above-described purchase by the Company from Employee's estate.

          The exercise price of Employee's options shall be subject to adjustment (so as not to impair employee's rights hereunder) in the event Company shall split its capital stock, pay dividends in the form of stock, if there shall be a recapitalization of the Company's capital stock, or upon the occurrence of any other event that requires on equitable principles the adjustment of the option price so as not to impair Employee's rights under this Agreement. In the event of any change in the outstanding shares of the capital stock of the Company occurs by reason of any stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares, or other corporate change, then the aggregate number of stock option or stock purchase rights shall be adjusted immediately, or additional shares of the Company's capital stock shall be issued to Employee, to the extent necessary to preserve Employee's rights and benefits under this Agreement such that each option shall thereafter be exercisable for such securities, cash, and/or other property as would have been received in respect of the shares subject to such option had such option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur.

          Employee's options shall be evidenced by one or more option agreements entered into pursuant to the Company's Stock Option Plan. Said option agreements shall be consistent in all respects with the terms of this Agreement. To the extent there is a conflict between the terms of this Agreement and any stock option agreement or stock option plan, the terms of this Agreement shall prevail.

          (f) Forgiveness of Debt. The Company shall forgive, or shall cause its subsidiary, CURAFLEX, to forgive any and all payments, including principal and interest, otherwise due from Employee to the Company or its subsidiary, CURAFLEX, pursuant that certain loan in the principal amount of four hundred thousand dollars ($400,000) and the Company shall cancel, or cause its subsidiary, CURAFLEX, to cancel any note or other evidence of such debt from Employee to the Company or its subsidiary, CURAFLEX.

     4. Expenses. Company shall reimburse Employee for proper and necessary expenses incurred by him in the performance of his duties under this Agreement. Employee shall be provided a monthly car allowance of one thousand one hundred twenty-six dollars ($1,126) per month.

     5. Counsel Fees and Indemnification.

     (a) Company shall pay, or reimburse Employee, all reasonable costs incurred by Employee in any dispute arising out of this Agreement in which Employee prevails.

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

     (b) Employee shall pay, or reimburse Company, all reasonable costs incurred by Company in any dispute arising out of this Agreement in which Employee prevails.

     (c) Company and employee shall enter into a mutually acceptable Indemnification Agreement.

     (d) Company further agrees:

          (i) that the Company will use best efforts to obtain directors' and officer's liability insurance; provided, that the premiums and coverage are reasonable in the sole discretion of the Board;

          (ii) that Employee shall be covered and insured up to the maximum individual limits provided by such insurance throughout the term of this Agreement; and

          (iii) that Company will exert its best efforts to maintain such insurance in effect throughout the term of this Agreement; provided that the Board may reevaluate the continuation or amount of coverage in the event of any material premium increases or any material changes in the scope of coverage of such policy.

     (e) Company hereby warrants and represents that the undertakings of payment, indemnification, and maintenance of insurance covering Employee set out in subparagraphs (a), (c), and (d) above are not in conflict with the Certificate of Incorporation or bylaws of Company or with any validly existing agreement or other proper corporation action of Company.

6. Termination and Severance

     (a) Company may terminate this Agreement only for Cause. "Cause" shall mean
(i) final conviction of any felony involving moral turpitude and fraud; (ii) any material breach by Employee of the provisions of Section 8 or 9 thereof; or
(iii) wilful misconduct. Any termination for Cause must be preceded by written notice to Employee as to the conduct giving rise to the termination, and Employee shall be given no less than thirty (30) days to cure the circumstance(s) giving rise to the proposed termination for Cause if the reason for termination is capable of cure. Further, there shall be no termination of this Agreement for the reason set forth in clause (iii) unless such proposed termination is first reviewed with, and then approved by, either of the CURAFLEX alternate designees to the Company's Board of directors (C. Sage Givens or John
S. Chamberlain).

     (b) Employee shall have the right to voluntarily terminate this Agreement without cause at any time upon fifteen (15) days prior written notice.

     (c) Company's obligation to provide and pay for Employee's health benefits and life insurance benefits hereunder, as specified in Sections 3(d)(2) and 3(d)(4), and the car allowance, as specified in Section 4, shall continue for a period of one (1) year following the effective date of termination of this Agreement for any reason. Company's obligation to provide and pay for Employee's vacation and disability benefits hereunder, as specified in Sections 3(d)(1) and 3(d)(3) shall cease upon the effective date of termination or expiration of this Agreement, provided that if on such date Employee has qualified for disability benefits under the policy mentioned in Section 3(d)(3), Employee shall be entitled to continued disability benefits pursuant to the terms of such policy following expiration or termination of this Agreement. Nothing herein shall affect the Company's obligation to provide benefits as required by COBRA or any other applicable federal or state law.

     (d) In the event Employee terminates this Agreement within six (6) months from the Effective Date, he shall not be entitled to any further Base Salary nor shall he be eligible to receive any Incentive Compensation. In the event Employee terminates this Agreement anytime after six (6) months from the Effective Date, in addition to any other compensation to which Employee may be entitled hereunder, Employee shall be entitled to his Base Salary for the remainder of the Term, as if the Agreement had not been terminated, and to the prorated portion of the Incentive Compensation if such Incentive Compensation becomes payable.

     (e) Upon the termination of this Agreement for any reason, except for termination by the Company for cause, including expiration of the term of this Agreement, then the Company shall pay to Employee the sum of two million five hundred thousand dollars ($2,500,000), payable in thirty-six (36) equal monthly installments commencing the first day of the calendar month after termination. Such payment is made in

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consideration of the non-compete and non-solicitation provisions of Section 9.
In the event of any breach by Employee of the provisions of Section 9, regardless of the enforceability thereof, the obligations of the Company to make further payments under this Section 6(c) shall immediately terminate.

     (f) For purposes of this Section 6, termination shall become effective upon delivery of written notice thereof to Employee or Company, whichever is applicable, pursuant to Section 11, or as otherwise is set forth in such notice.

     (g) Company agrees that the position, duties, and responsibilities of Employee are unique and, as a result, agrees that Employee shall have no duty to mitigate damages upon termination or expiration of his employment hereunder for any reason.

     7. Certain Limitations on Timing of Payments.

     (a) Notwithstanding any other provision of this Agreement, if the company, pursuant to the opinion of its tax counsel, determines that payment of any amount required to be paid to Employee pursuant to Sections 1 through 6 of this Agreement would (if payment were made at the time specified in said Sections 1 through 6) result in disallowance of such amount as a deduction pursuant to either Section 162(m) or Section 280(g) of the Internal Revenue code, as amended (the "Code"), then, payment of such amount shall be postponed and payment thereof shall be made in accordance with this Section 7; provided, however, that nothing herein shall relieve the Company of its obligations to pay any amounts due hereunder.

     (b) Any amount which, as a result of the limitation in the preceding sentence, is not payable at the time at which it would otherwise be required to be paid (a "Postponed Payment"), shall be payable at the earliest time at which (determined in accordance with the applicable provisions of the Code and the regulations thereunder) payment will not result in the disallowance of such amount as a deduction pursuant to either Section 162(m) or Section 280(G) of the Code. Each Postponed Payment shall be placed in a trust substantially in the form attached as Exhibit A to this Agreement.

     (c) Company shall develop procedures to administer the provisions of this
Section 7. In any dispute relating to the payment of any Postponed Payment, the prevailing party shall be entitled to receive attorneys' fees and related costs.

     8. Confidentiality and Non-Disclosure of Information.

     (a) Employee shall not, except as set forth in Section 8(c), during the term of this Agreement or at any time thereafter, without Company's prior written consent, use, divulge, furnish, release, or make accessible to anyone, any knowledge or information with respect to any confidential or secret aspect of the business, including but not limited to: Company's costs; supplier's names, pricing, and terms; patient names and addresses and telephone numbers; billing procedures and pricing of purchases; Company's business techniques, computer programs and printouts; identity of prospective patients; confidential information disclosed by Company's patients to Company; Company's banking relationships, including the extent and terms of lines of credit and borrowing costs; or other confidential information concerning the Company's business or its employees.

     (b) Employee recognizes that all records, patient lists, supplier lists, material cost data, files, correspondence with patients and suppliers of material and services, insurance companies, computer printouts, contracts, reports, notes, business plans, compilations of other recorded matter, and copies or reproductions thereof, relating to Company's operations and activities and other information relating to Company's patients and suppliers, made or received by employee in the course of his employment are the exclusive property of Company and Employee holds and uses same as trustee for Company and subject to Company's sole control and will deliver same to Company at the termination of his employment, or earlier if so requested by Company. All of such information which is lost or used by Employee outside the scope of his employment could cause irreparable and continuing injury to Company's business for which there may not be an adequate remedy at law.

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     (c) Company and Employee agree that Employee shall have the right to disclose confidential information during the term of this Agreement so long as such use or disclosure is made in connection with Employee's duties hereunder, for the benefit of the Company, and in furtherance of the Company's business.

     For purposes of this Section 8, the term "Company" shall mean the Company and its subsidiaries.

     9. Non-Compete and Non-Solicitation.

     (a) As an inducement to cause Company to enter into this Agreement, Employee covenants and agrees that during his employment and, for a period of three (3) years after he ceases to be employed by company, regardless of the manner or cause of termination, except as limited in Section 9(f) below, he will not be an employee, agent, director, stockholder, or owner (except of not more than one percent (1%) of the securities of any publicly traded entity), partner, consultant, financial backer, creditor, or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity, or venture engaged in the provision of a Restricted business, as defined below, which has any place of business in any area of the United States which is within a one hundred (100) mile radius of any location in which the Company or any of its subsidiaries has a place of business. "Restricted Business" shall be defined as follows:

          (i) In the event this Agreement is terminated prior to the expiration of six (6) months from the Effective Date, Restricted business shall be mean any business in which CURAFLEX is engaged, directly or indirectly, at the time of the Effective Date.

          (ii) In the event this Agreement is terminated on or after the expiration of six (6) months from the Effective Date or otherwise expires by its terms, Restricted Business shall be mean any business in which the Company or any of its subsidiaries is engaged, directly or indirectly, at the time of such termination or expiration.

     (b) As a further inducement to cause company to enter into this Agreement, Employee covenants and agrees that all times during his employment and for three
(3) years subsequent to termination for any reason whatsoever, except as limited in Section 9(f) below, Employee will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor, or consultant, or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership, association, or proprietorship, enter into any agreements with or solicit, or directly or indirectly cause others to solicit, the employment of any officer of key employee of the Company for the purpose of causing said officer or key employee of Company to terminate employment with the Company; provided, however, that nothing herein shall be construed to prohibit Employee from contracting with, employing, or otherwise associating with any person who was not employed by the Company within the six (6) months immediately prior thereto, so long as no violation of this Section has occurred with respect to such person. For purposes of this Section 9(b), the term "Company" shall also include the Company's subsidiaries.

     (c) It is understood by and between the parties that the foregoing covenants set forth in Section 8 and Section 9 are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, Company would not have entered into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Employee may have against Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

     (d) If Company fails to make any severance payments within twenty (20) days after notice from Employee that such payment was due and not paid, unless such nonpayment was due to any default by Employee, Company shall not be entitled to enforce the provisions of this Section 9.

     (e) The restrictions contained in this Section 9 shall not be applicable to Employee in the event that this Agreement is terminated due to a material breach by the Company of its obligations hereunder, or in the event the Company does not make the payments required by Section 6(e) unless such nonpayment was due to a default by Employee under this Section 9.

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     (f) Employee acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, Employee agrees that in the event of such a breach of threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     10. Severability. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the rule; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the parties' intent as manifested herein and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling, is subsequently overruled, modified, or amended by legislative, judicial, or administrative actin, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

     11. Notices. All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be deemed to been duly given if (i) delivered in person; (ii) given by prepaid telex or telegram, or by facsimile or other instantaneous electronic transmission device; (iii) sent by Federal Express or other nationally recognized overnight delivery service, charges paid by the sender, or (iv) deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, as follows:

        11.1 If to Employee:

        11.2 If to the Company:

           Notices given pursuant to Section 11(i), (ii), and (iii) shall be deemed received and effective upon receipt by the addressee thereof.
Notices given pursuant to Section 11(iv) shall be deemed received and effective three (3) days after the date deposited in the mail.

     12. Assignment of Agreement. This Agreement shall inure to the benefit of Employee and Company and their respective successors and heirs. Neither party may assign any rights or obligations hereunder to any person, firm or corporation without the prior written consent of the other party. This Agreement shall be personal to employee for all purposes. Any attempted assignment in contravention of this Section shall be null and void and of no effect.

     13. Entire Agreement. This Agreement contains the entire understanding between the parties, and there are no agreements or understandings among the parties with respect to Employee's employment by the Company and his obligations except as set forth herein. Employee acknowledges that he is not relying upon

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any representations or warranties concerning his employment by Company except as expressly set forth herein. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement in one circumstance shall be deemed a waiver of said provision or condition in any other circumstance or be deemed a waiver of any other provision or condition.

     14. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to Delaware or any other state's choice of laws, statutes or decisions.

     15. Valid Obligation. This Agreement has been duly authorized, executed, and delivered by Company and is a legal, valid, and binding obligation of Company. This Agreement is a legal, valid and binding obligation of Employee.

     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

     INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement on the date and year first above written.

        CORAM HEALTHCARE CORPORATION                         CHARLES A. LAVERTY
- - - - --------------------------------------------    --------------------------------------------
                 Signature                                       Signature
- - - - --------------------------------------------
                 Print Name
- - - - --------------------------------------------
              Title or Office

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